INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Trustees of
HighMark Funds

We have examined management's assertion included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 that HighMark Funds (including HighMark Balanced Fund, HighMark Bond Fund, HighMark California Intermediate Tax-Free Bond Fund, HighMark California Tax-Free Money Market Fund, HighMark Core Equity Fund, HighMark Diversified Money Market Fund, HighMark Large Cap Growth Fund, HighMark Large Cap Value Fund, HighMark National Intermediate Tax-Free Bond Fund, HighMark Small Cap Growth Fund, HighMark Small Cap Value Fund, HighMark 100% U.S. Treasury Money Market Fund, HighMark U.S. Government Money Market Fund, and HighMark Value Momentum Fund) (hereinafter collectively referred to as the "Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of July 30, 2004. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 30, 2004, and with respect to agreement of security purchases and sales, for the period from February 27, 2004 (the date of our last examination) through July 30, 2004:

o Confirmation of all securities held by The Depository Trust Company, the Federal Reserve Bank of Kansas City and Citibank, N.A. in book entry form without prior notice to management;

o Reconciliation of all such securities to the books and records of the Funds and the Custodian (Union Bank of California, N.A.); and

o Agreement of a sample of 25 security purchases and security sales or maturities across all Funds since our last report from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that HighMark Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 30, 2004, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds, the Board of Trustees, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

San Francisco, California
September 10, 2004

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of HighMark Funds (including HighMark Balanced Fund, HighMark Bond Fund, HighMark California Intermediate Tax-Free Bond Fund, HighMark California Tax-Free Money Market Fund, HighMark Core Equity Fund, HighMark Diversified Money Market Fund, HighMark Large Cap Growth Fund, HighMark Large Cap Value Fund, HighMark National Intermediate Tax-Free Bond Fund, HighMark Small Cap Growth Fund, HighMark Small Cap Value Fund, HighMark 100% U.S. Treasury Money Market Fund, HighMark U.S. Government Money Market Fund, and HighMark Value Momentum Fund) (hereinafter collectively referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, CUSTODY OF INVESTMENTS BY REGISTERED MANAGEMENT INVESTMENT COMPANY, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 30, 2004, and from February 27, 2004 through July 30, 2004.

Based on this evaluation, we assert that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 30, 2004, and from February 27, 2004 through July 30, 2004, with respect to securities reflected in the investment accounts of the Funds.

HIGHMARK FUNDS

By:   /s/ Peter J. Golden
      Peter J. Golden
      Controller & Chief Financial Officer
      September 10, 2004

UNION BANK OF CALIFORNIA, N.A.

By:   /s/ Greg Knopf
      Greg Knopf
      Senior Vice President
      September 10, 2004

                       UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                       FORM N-17F-2

    Certificate of Accounting of Securities and Similar
               Investments in the Custody of

              Management Investment Companies

         Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

----------------------------------------------------------------------------------------------------------------------
1.    Investment Company Act File Number:                                       Date examination completed:

811-  05059/33-12608                                                            July 30, 2004
----------------------------------------------------------------------------------------------------------------------
2.    State identification Number:

      ----------------------------------------------------------------------------------------------------------------
      AL                 AK                 AZ                 AR                 CA                CO
      ----------------------------------------------------------------------------------------------------------------
      CT                 DE                 DC                 FL                 GA                HI
      ----------------------------------------------------------------------------------------------------------------
      ID                 IL                 IN                 IA                 KS                KY
      ----------------------------------------------------------------------------------------------------------------
      LA                 ME                 MD                 MA                 MI                MN
      ----------------------------------------------------------------------------------------------------------------
      MS                 MO                 MT                 NE                 NV                NH
      ----------------------------------------------------------------------------------------------------------------
      NJ                 NM                 NY                 NC                 ND                OH
      ----------------------------------------------------------------------------------------------------------------
      OK                 OR                 PA                 RI                 SC                SD
      ----------------------------------------------------------------------------------------------------------------
      TN                 TX                 UT                 VT                 VA                WA
      ----------------------------------------------------------------------------------------------------------------
      WV                 WI                 WY                 PUERTO RICO
      ----------------------------------------------------------------------------------------------------------------
      Other (specify):        ATTACHED
----------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

----------------------------------------------------------------------------------------------------------------------

                  HIGHMARK FUNDS (FORMERLY HIGHMARK GROUP)
----------------------------------------------------------------------------------------------------------------------
4. Address of principal executive officer (number, street, city, state, zip code)
                 ONE FREEDOM VALLEY DRIVE, OAKS, PENNSYLVANIA
----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT


  FUND NAME                                                              STATE                     REGISTRATION       FILE NUMBER

  HighMark Funds
                                                                         CALIFORNIA                ANNUAL                 505-4293
                                                                         COLORADO                  ANNUAL             IC 1993 05 187
                                                                         GEORGIA                   OTHER                  SC-18176
                                                                         ILLINOIS                  ANNUAL                  0354266
                                                                         INDIANA                   ANNUAL                97-0202 IC
                                                                         MINNESOTA                 ANNUAL                 R-39056.1
                                                                         NORTH CAROLINA            ANNUAL                   7032
                                                                         PENNSYLVANIA              ANNUAL                92-10-001MF
                                                                         VIRGINIA                  ANNUAL                  116842
                                                                         WYOMING                   OTHER                    17511
                                                                         GUAM                      OTHER                    4766
                                                                         MINNESOTA EXEMPTION       ANNUAL                 R-39056.1
  HighMark Money Market Funds Prospectus: Retail Shares

                                                                         KENTUCKY                  ANNUAL                  M32877
                                                                         LOUISIANA                 ANNUAL                   82326
                                                                         NEW JERSEY                ANNUAL                 BEM-1927
                                                                         OHIO                      OTHER                    39648
                                                                         OREGON                    ANNUAL                 1987-691
                                                                         UTAH                      ANNUAL                005-8973-43
  HighMark Money Market Funds Prospectus: Fiduciary Shares

                                                                         KENTUCKY                  ANNUAL                  M33758
                                                                         LOUISIANA                 ANNUAL                   84527
                                                                         NEW JERSEY                ANNUAL                 BEM-0528
                                                                         OHIO                      OTHER                    39397
                                                                         OREGON                    ANNUAL                 1997-409
                                                                         UTAH                      ANNUAL                005-8969-43
  HighMark Money Market Funds Prospectus - Class S Shares

                                                                         KENTUCKY                  ANNUAL                  M39444
                                                                         NEW JERSEY                ANNUAL                 BEM-0529
                                                                         OHIO                      OTHER                    39637
                                                                         OREGON                    ANNUAL                 2000-1263
                                                                         UTAH                      ANNUAL                006-7220-96
  HighMark Funds-Equity Funds/Fixed Income Funds-Fiduciary Pro

                                                                         KENTUCKY                  ANNUAL                  M33768
                                                                         LOUISIANA                 ANNUAL                   87743
                                                                         NEW JERSEY                ANNUAL                 BEM-0530
                                                                         OHIO                      OTHER                    39396
                                                                         OREGON                    ANNUAL                 1997-407
                                                                         UTAH                      ANNUAL                005-8974-43
  HighMark Funds-Equity Funds/Fixed Income Funds-Retail Pros.

                                                                         KENTUCKY                  ANNUAL                  M33815
                                                                         LOUISIANA                 ANNUAL                   87742
                                                                         NEW JERSEY                ANNUAL                 BEM-0531
                                                                         OHIO                      OTHER                    35092
                                                                         OREGON                    ANNUAL                 1997-406
                                                                         UTAH                      ANNUAL                005-8972-43
  HighMark Balanced Fund

                                                                         ALASKA                    OTHER                  60036771
                                                                         ALABAMA                   ANNUAL                  705371
                                                                         ARKANSAS                  ANNUAL                 60011519
                                                                         CONNECTICUT               ANNUAL                  207094
                                                                         DELAWARE                  ANNUAL                   5209
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                   48366
                                                                         KANSAS                    ANNUAL               1997S0001202
                                                                         MISSOURI                  ANNUAL                1996-00683
                                                                         MONTANA                   ANNUAL                   37674



 FUND NAME                                                               STATE                     REGISTRATION        FILE NUMBER

                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                 S27-88-68
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                 MF10940
  HighMark Balanced Fund - Class A Shares

                                                                         ARIZONA                   ANNUAL                  17140
                                                                         DISTRICT OF COLUMB        ANNUAL                60007700
                                                                         IOWA                      ANNUAL                 I-38395
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19971489
                                                                         MAINE                     ANNUAL                 202225
                                                                         MICHIGAN                  ANNUAL                 930481
                                                                         MISSISSIPPI               GOOD UNTIL SOLD     MF-97-04-100
                                                                         NORTH DAKOTA              ANNUAL                  T659
                                                                         NEBRASKA                  ANNUAL                 33,952
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                  10936
                                                                         OKLAHOMA                  ANNUAL               SE-2072414
                                                                         SOUTH DAKOTA              ANNUAL                  10800
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 52689
                                                                         VERMONT                   ANNUAL               9/17/97-32
                                                                         WASHINGTON                GOOD UNTIL SOLD       60011733
                                                                         WISCONSIN                 ANNUAL                336425-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-23231
  HighMark Balanced Fund - Fiduciary Shares

                                                                         ARIZONA                   ANNUAL                  17139
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19970567
                                                                         MICHIGAN                  ANNUAL                 923306
                                                                         MISSISSIPPI               GOOD UNTIL SOLD     MF-97-04-103
                                                                         NEBRASKA                  ANNUAL                 39,493
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL               SE-2062502
                                                                         SOUTH DAKOTA              ANNUAL                 10801
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 52688
                                                                         WASHINGTON                GOOD UNTIL SOLD       60010545
  HighMark Balanced Fund - Class C Shares

                                                                         ARIZONA                   ANNUAL                 24885
                                                                         DISTRICT OF COLUMB        ANNUAL                60007701
                                                                         IOWA                      ANNUAL                I-45860
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19992676
                                                                         MAINE                     ANNUAL                205519
                                                                         MICHIGAN                  ANNUAL                933473
                                                                         MISSISSIPPI               ANNUAL              MF-99-11-180
                                                                         NORTH DAKOTA              ANNUAL                 Z991
                                                                         NEBRASKA                  ANNUAL                39,474
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 355759
                                                                         OKLAHOMA                  ANNUAL               SE-2072765
                                                                         PUERTO RICO               ANNUAL                 S-22283
                                                                         SOUTH DAKOTA              ANNUAL                  20567
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 61055



  FUND NAME                                                              STATE                     REGISTRATION         FILE NUMBER

                                                                         VERMONT                   ANNUAL              12/16/99-22
                                                                         WASHINGTON                GOOD UNTIL SOLD      60025175
                                                                         WISCONSIN                 ANNUAL               378031-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD      MF-36793
  Highmark Balanced Fund - Class B Shares

                                                                         ARIZONA                   ANNUAL                 21328
                                                                         DISTRICT OF COLUMB        ANNUAL               60007702
                                                                         IOWA                      ANNUAL                I-42547
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL              SM19982266
                                                                         MAINE                     ANNUAL                203321
                                                                         MICHIGAN                  ANNUAL                922641
                                                                         MISSISSIPPI               ANNUAL             MF-98-10-088
                                                                         NORTH DAKOTA              ANNUAL                 W608
                                                                         NEBRASKA                  ANNUAL                36,530
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 12201
                                                                         OKLAHOMA                  ANNUAL              SE-2072415
                                                                         SOUTH DAKOTA              ANNUAL                 17114
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 55307
                                                                         VERMONT                   ANNUAL              10/15/98-15
                                                                         WASHINGTON                GOOD UNTIL SOLD      60020119
                                                                         WISCONSIN                 ANNUAL               347268-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD      MF-33315
  HighMark Large Cap Growth Fund

                                                                         ALASKA                    OTHER                60031644
                                                                         ALABAMA                   ANNUAL                705374
                                                                         ARKANSAS                  ANNUAL               60011518
                                                                         CONNECTICUT               ANNUAL                207097
                                                                         DELAWARE                  ANNUAL                 5230
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                 44783
                                                                         KANSAS                    ANNUAL             1997S0001204
                                                                         MISSOURI                  ANNUAL              1996-00683
                                                                         MONTANA                   ANNUAL                 37675
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                S26-61-04
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                MF10939
  HighMark Large Cap Growth Fund - Class A Shares

                                                                         ARIZONA                   ANNUAL                 17149
                                                                         DISTRICT OF COLUMB        ANNUAL               60007708
                                                                         IOWA                      ANNUAL                I-38394
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL              SM19971488
                                                                         MAINE                     ANNUAL                202226
                                                                         MICHIGAN                  ANNUAL                930482
                                                                         MISSISSIPPI               GOOD UNTIL SOLD    MF-97-04-096
                                                                         NORTH DAKOTA              ANNUAL                 T660
                                                                         NEBRASKA                  ANNUAL                33,094
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 10940
                                                                         OKLAHOMA                  ANNUAL              SE-2072416
                                                                         SOUTH DAKOTA              ANNUAL                 10802
                                                                         TENNESSEE                 ANNUAL               RM03-2312



  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         TEXAS                     GOOD UNTIL SOLD       C 45197
                                                                         VERMONT                   ANNUAL              9/17/97-31
                                                                         WASHINGTON                GOOD UNTIL SOLD      60011735
                                                                         WISCONSIN                 ANNUAL               336427-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD      MF-23232
  HighMark Large Cap Growth Fund - Fiduciary Shares

                                                                         ARIZONA                   ANNUAL                 17148
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL              SM19970566
                                                                         MICHIGAN                  ANNUAL                923309
                                                                         MISSISSIPPI               GOOD UNTIL SOLD    MF-97-04-098
                                                                         NEBRASKA                  ANNUAL                39,479
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL              SE-2062503
                                                                         SOUTH DAKOTA              ANNUAL                 10803
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 44217
                                                                         WASHINGTON                GOOD UNTIL SOLD      60010547
  HighMark Large Cap Growth Fund - Class C Shares

                                                                         ARIZONA                   ANNUAL                 24887
                                                                         DISTRICT OF COLUMB        ANNUAL               60007709
                                                                         IOWA                      ANNUAL                I-45859
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL              SM19992677
                                                                         MAINE                     ANNUAL                205520
                                                                         MICHIGAN                  ANNUAL                933475
                                                                         MISSISSIPPI               ANNUAL             MF-99-11-181
                                                                         NORTH DAKOTA              ANNUAL                 Z993
                                                                         NEBRASKA                  ANNUAL               39,478
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                355760
                                                                         OKLAHOMA                  ANNUAL              SE-2072766
                                                                         PUERTO RICO               ANNUAL                S-22282
                                                                         SOUTH DAKOTA              ANNUAL                20568
                                                                         TENNESSEE                 ANNUAL              RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD      C 61057
                                                                         VERMONT                   ANNUAL             12/16/99-24
                                                                         WASHINGTON                GOOD UNTIL SOLD      60025174
                                                                         WISCONSIN                 ANNUAL              378030-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD      MF-36792
  Highmark Large Cap Growth Fund - Class B Shares

                                                                         ARIZONA                   ANNUAL                21331
                                                                         DISTRICT OF COLUMB        ANNUAL              60007710
                                                                         IOWA                      ANNUAL               I-42552
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL             SM19982267
                                                                         MAINE                     ANNUAL               203319
                                                                         MICHIGAN                  ANNUAL               922660
                                                                         MISSISSIPPI               ANNUAL             MF-98-10-087
                                                                         NORTH DAKOTA              ANNUAL                 W614
                                                                         NEBRASKA                  ANNUAL               36,538
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 12204
                                                                         OKLAHOMA                  ANNUAL              SE-2072417
                                                                         SOUTH DAKOTA              ANNUAL                 17117
                                                                         TENNESSEE                 ANNUAL               RM03-2312

  FUND NAME                                                              STATE                     REGISTRATION       FILE NUMBER

                                                                         TEXAS                     GOOD UNTIL SOLD       C 55308
                                                                         VERMONT                   ANNUAL              10/15/98-02
                                                                         WASHINGTON                GOOD UNTIL SOLD       60020118
                                                                         WISCONSIN                 ANNUAL               347108-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-33316
  HighMark Large Cap Value Fund

                                                                         ALASKA                    OTHER                 02 03291
                                                                         ALABAMA                   ANNUAL                 704921
                                                                         ARKANSAS                  ANNUAL                60011523
                                                                         CONNECTICUT               ANNUAL                 207090
                                                                         DELAWARE                  ANNUAL                  4333
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                  43231
                                                                         KANSAS                    ANNUAL              1997S0000034
                                                                         MISSOURI                  ANNUAL               1996-00683
                                                                         MONTANA                   ANNUAL                  35311
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                 S25-24-30
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                 MF10077
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-21053
  HighMark Large Cap Value Fund - Class A Shares

                                                                         ARIZONA                   ANNUAL                  15313
                                                                         DISTRICT OF COLUMB        ANNUAL                60007711
                                                                         IOWA                      ANNUAL                 I-36638
                                                                         MASSACHUSETTS             ANNUAL               00-002240-M
                                                                         MARYLAND                  ANNUAL               SM19961124
                                                                         MAINE                     ANNUAL                 203261
                                                                         MICHIGAN                  ANNUAL                 928126
                                                                         MISSISSIPPI               GOOD UNTIL SOLD     MF-96-07-065
                                                                         NORTH DAKOTA              ANNUAL                  P821
                                                                         NEBRASKA                  ANNUAL                 31,477
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 7710
                                                                         OKLAHOMA                  ANNUAL              SE-2072418
                                                                         SOUTH DAKOTA              ANNUAL                 10798
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 45196
                                                                         VERMONT                   ANNUAL              7/09/96-16
                                                                         WASHINGTON                GOOD UNTIL SOLD       60011732
                                                                         WISCONSIN                 ANNUAL               323911-03
  HighMark Large Cap Value Fund - Fiduciary Shares

                                                                         ARIZONA                   ANNUAL                 16834
                                                                         MASSACHUSETTS             ANNUAL              00-002239-M
                                                                         MARYLAND                  ANNUAL              SM19990931
                                                                         MICHIGAN                  ANNUAL                923310
                                                                         MISSISSIPPI               GOOD UNTIL SOLD    MF-97-04-095
                                                                         MONTANA                   ANNUAL                 37120
                                                                         NEBRASKA                  ANNUAL                39,481
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL              SE-2062504
                                                                         SOUTH DAKOTA              ANNUAL                 10799
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 39045
                                                                         WASHINGTON                GOOD UNTIL SOLD      60000882
  HighMark Large Cap Value Fund - Class C Shares

                                                                         ARIZONA                   ANNUAL                 24888

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         DISTRICT OF COLUMB        ANNUAL               60007712
                                                                         IOWA                      ANNUAL                I-45858
                                                                         MASSACHUSETTS             ANNUAL              00-002238-M
                                                                         MARYLAND                  ANNUAL              SM19992669
                                                                         MAINE                     ANNUAL                205578
                                                                         MICHIGAN                  ANNUAL                933479
                                                                         MISSISSIPPI               ANNUAL             MF-99-11-182
                                                                         NORTH DAKOTA              ANNUAL                 Z994
                                                                         NEBRASKA                  ANNUAL                39,480
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                355761
                                                                         OKLAHOMA                  ANNUAL              SE-2072767
                                                                         PUERTO RICO               ANNUAL                S-22280
                                                                         SOUTH DAKOTA              ANNUAL                 20569
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 61058
                                                                         VERMONT                   ANNUAL              12/16/99-23
                                                                         WASHINGTON                GOOD UNTIL SOLD      60025173
                                                                         WISCONSIN                 ANNUAL               378029-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD      MF-36791
  HighMark Large Cap Value Fund - Class B Shares

                                                                         ARIZONA                   ANNUAL                 21332
                                                                         DISTRICT OF COLUMB        ANNUAL               60007718
                                                                         IOWA                      ANNUAL                I-42553
                                                                         MASSACHUSETTS             ANNUAL              00-002237-M
                                                                         MARYLAND                  ANNUAL              SM19982264
                                                                         MAINE                     ANNUAL                203326
                                                                         MICHIGAN                  ANNUAL                922644
                                                                         MISSISSIPPI               ANNUAL              MF-98-10-086
                                                                         NORTH DAKOTA              ANNUAL                 W615
                                                                         NEBRASKA                  ANNUAL                36,539
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 12205
                                                                         OKLAHOMA                  ANNUAL              SE-2072419
                                                                         SOUTH DAKOTA              ANNUAL                 17119
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 55309
                                                                         VERMONT                   ANNUAL              10/15/98-14
                                                                         WASHINGTON                GOOD UNTIL SOLD      60020117
                                                                         WISCONSIN                 ANNUAL               347271-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD      MF-33317
  HighMark Bond Fund

                                                                         ALASKA                    OTHER                02 03292
                                                                         ALABAMA                   ANNUAL                705365
                                                                         ARKANSAS                  ANNUAL               60011527
                                                                         CONNECTICUT               ANNUAL                207095
                                                                         DELAWARE                  ANNUAL                  594
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                 43233
                                                                         KANSAS                    ANNUAL              1999S0000421
                                                                         MISSOURI                  ANNUAL              1996-00683
                                                                         MONTANA                   ANNUAL                 40005
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                S26-61-05
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                MF11849

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

  HighMark Bond Fund - Class A Shares

                                                                         ARIZONA                   ANNUAL                 17143
                                                                         DISTRICT OF COLUMB        ANNUAL               60007719
                                                                         IOWA                      ANNUAL                I-42549
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL              SM19982254
                                                                         MAINE                     ANNUAL                203318
                                                                         MICHIGAN                  ANNUAL                931380
                                                                         MISSISSIPPI               GOOD UNTIL SOLD    MF-97-04-097
                                                                         NORTH DAKOTA              ANNUAL                 W609
                                                                         NEBRASKA                  ANNUAL                36,531
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 12202
                                                                         OKLAHOMA                  ANNUAL              SE-2072420
                                                                         SOUTH DAKOTA              ANNUAL                 17118
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 45195
                                                                         VERMONT                   ANNUAL              10/15/98-13
                                                                         WASHINGTON                GOOD UNTIL SOLD      60011737
                                                                         WISCONSIN                 ANNUAL               355144-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD      MF-33318
  HighMark Bond Fund - Fiduciary Shares

                                                                         ARIZONA                   ANNUAL                 17142
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MICHIGAN                  ANNUAL                923307
                                                                         MISSISSIPPI               GOOD UNTIL SOLD    MF-97-04-099
                                                                         NEBRASKA                  ANNUAL                39,475
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL              SE-2062505
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 44216
                                                                         WASHINGTON                GOOD UNTIL SOLD      60000884
  HighMark Bond Fund - Class B Shares

                                                                         ARIZONA                   ANNUAL                 29228
                                                                         DISTRICT OF COLUMB        ANNUAL               60007720
                                                                         IOWA                      ANNUAL                I-49376
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL              SM20003300
                                                                         MAINE                     ANNUAL                205521
                                                                         MICHIGAN                  ANNUAL                933474
                                                                         MISSISSIPPI               ANNUAL             MF-00-11-317
                                                                         NORTH DAKOTA              ANNUAL                 W610
                                                                         NEBRASKA                  ANNUAL                42,180
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                355762
                                                                         OKLAHOMA                  ANNUAL              SE-2074393
                                                                         SOUTH DAKOTA              ANNUAL                 23716
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 64840
                                                                         VERMONT                   ANNUAL              12/07/00-25
                                                                         WASHINGTON                GOOD UNTIL SOLD      60021901
                                                                         WISCONSIN                 ANNUAL               355139-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD      MF-40582
  HighMark California Tax-Free Money Market Fund

                                                                         HAWAII                    ANNUAL
                                                                         NEVADA                    ANNUAL

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         NEW YORK                  OTHER                S28-04-89
  HighMark California Tax-Free Money Market Fund-Class A Shrs.

                                                                         DISTRICT OF COLUMB        ANNUAL                60007721
                                                                         NEBRASKA                  ANNUAL                 33,092
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL               SE-2062506
                                                                         SOUTH DAKOTA              ANNUAL                  15048
                                                                         WASHINGTON                GOOD UNTIL SOLD       60006573
  HighMark California Tax-Free Money Market Fund-Fiduciary Shr

                                                                         NEBRASKA                  ANNUAL                 33,091
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL               SE-2064111
                                                                         SOUTH DAKOTA              ANNUAL                  15053
                                                                         WASHINGTON                GOOD UNTIL SOLD       60000886
  HighMark California Tax-Free Money Market Fund-Class B Shrs.

                                                                         DISTRICT OF COLUMB        ANNUAL                60007722
  HighMark California Tax-Free Money Market Fund-Class S Shrs.

                                                                         NEBRASKA                  ANNUAL                 39,086
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL               SE-2071214
                                                                         SOUTH DAKOTA              ANNUAL                  19937
                                                                         WASHINGTON                GOOD UNTIL SOLD       60024739
  HighMark Diversified Money Market Fund

                                                                         ALASKA                    OTHER                 60036044
                                                                         ALABAMA                   ANNUAL                 704922
                                                                         ARKANSAS                  ANNUAL                60011520
                                                                         CONNECTICUT               ANNUAL                 207088
                                                                         DELAWARE                  ANNUAL                  4332
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                  34327
                                                                         KANSAS                    ANNUAL              1997S0000033
                                                                         MISSOURI                  ANNUAL               1996-00683
                                                                         MONTANA                   ANNUAL                  35310
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                 S25-85-51
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                 MF10078
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-21048
  HighMark Diversified Money Market Fund - Class A Shares

                                                                         ARIZONA                   ANNUAL                  15312
                                                                         DISTRICT OF COLUMB        ANNUAL                60007728
                                                                         IOWA                      ANNUAL                 I-36639
                                                                         MASSACHUSETTS             ANNUAL               96-7784-MR
                                                                         MARYLAND                  ANNUAL               SM19961126
                                                                         MAINE                     ANNUAL                  203285
                                                                         MICHIGAN                  ANNUAL                  928125
                                                                         MISSISSIPPI               GOOD UNTIL SOLD     MF-96-07-068
                                                                         NORTH DAKOTA              ANNUAL                  P820
                                                                         NEBRASKA                  ANNUAL                  31,476
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                  7711
                                                                         OKLAHOMA                  ANNUAL               SE-2062507
                                                                         SOUTH DAKOTA              ANNUAL                 10793
                                                                         TENNESSEE                 ANNUAL               RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD       C 39044


  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         VERMONT                   ANNUAL               7/09/96-17
                                                                         WASHINGTON                GOOD UNTIL SOLD       60006570
                                                                         WISCONSIN                 ANNUAL                269286-03
  HighMark Diversified Money Market Fund - Fiduciary Shares

                                                                         ARIZONA                   ANNUAL                  13726
                                                                         IOWA                      ANNUAL                 I-38396
                                                                         MASSACHUSETTS             ANNUAL                96-7782-MR
                                                                         MARYLAND                  ANNUAL                SM19970568
                                                                         MAINE                     ANNUAL                  212826
                                                                         MICHIGAN                  ANNUAL                  923308
                                                                         MISSISSIPPI               GOOD UNTIL SOLD     MF-97-04-104
                                                                         MONTANA                   ANNUAL                  37119
                                                                         NORTH DAKOTA              ANNUAL                   S672
                                                                         NEBRASKA                  ANNUAL                  32,998
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                   4796
                                                                         OKLAHOMA                  ANNUAL                SE-2064112
                                                                         SOUTH DAKOTA              ANNUAL                   10792
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD         C 42259
                                                                         VERMONT                   ANNUAL                4/17/97-16
                                                                         WASHINGTON                GOOD UNTIL SOLD        60000880
                                                                         WISCONSIN                 ANNUAL                 276241-03
  HighMark Diversified Money Market Fund - Class B Shares

                                                                         DISTRICT OF COLUMB        ANNUAL                 60007729
  HighMark Diversified Money Market Fund - Class S Shares

                                                                         ARIZONA                   ANNUAL                   24636
                                                                         IOWA                      ANNUAL                  I-45391
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL                SM19992215
                                                                         MAINE                     ANNUAL                  203060
                                                                         MICHIGAN                  ANNUAL                  931090
                                                                         MISSISSIPPI               ANNUAL               MF-99-10-014
                                                                         NORTH DAKOTA              ANNUAL                   Z374
                                                                         NEBRASKA                  ANNUAL                  39,087
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                   11665
                                                                         OKLAHOMA                  ANNUAL                SE-2071215
                                                                         PUERTO RICO               ANNUAL                  S-21550
                                                                         SOUTH DAKOTA              ANNUAL                   19936
                                                                         TENNESSEE                 ANNUAL                 RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD         C 60558
                                                                         VERMONT                   ANNUAL                10/05/99-26
                                                                         WASHINGTON                GOOD UNTIL SOLD        60024740
                                                                         WISCONSIN                 ANNUAL                374479-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD        MF-36296
  HighMark U.S. Government Money Market Fund

                                                                         ALASKA                    OTHER                  60031998
                                                                         ALABAMA                   ANNUAL                  704919
                                                                         ARKANSAS                  ANNUAL                 60011522
                                                                         CONNECTICUT               ANNUAL                  207089
                                                                         DELAWARE                  ANNUAL                   4331
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                   41815
                                                                         KANSAS                    ANNUAL              1997S0000036
                                                                         MISSOURI                  ANNUAL               1996-00683
                                                                         MONTANA                   ANNUAL                  35313

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                S27-88-72
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                MF10080
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-21051
  HighMark U.S. Government Money Market Fund - Class A Shares
                                                                         ARIZONA                   ANNUAL                  15316
                                                                         DISTRICT OF COLUMB        ANNUAL                60007730
                                                                         IOWA                      ANNUAL                 I-28198
                                                                         MASSACHUSETTS             ANNUAL                96-5413-M
                                                                         MARYLAND                  ANNUAL               SM19961128
                                                                         MAINE                     ANNUAL                 203262
                                                                         MICHIGAN                  ANNUAL                 928124
                                                                         MISSISSIPPI               GOOD UNTIL SOLD     MF-96-07-066
                                                                         NORTH DAKOTA              ANNUAL                  P823
                                                                         NEBRASKA                  ANNUAL                 31,479
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                  7709
                                                                         OKLAHOMA                  ANNUAL               SE-2062508
                                                                         SOUTH DAKOTA              ANNUAL                  10794
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 52701
                                                                         VERMONT                   ANNUAL               7/09/96-19
                                                                         WASHINGTON                GOOD UNTIL SOLD       60006569
                                                                         WISCONSIN                 ANNUAL                323909-03
  HighMark U.S. Government Money Market Fund - Fiduciary Shrs.
                                                                         ARIZONA                   ANNUAL                  17154
                                                                         IOWA                      ANNUAL                 I-29184
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19970565
                                                                         MAINE                     ANNUAL                 212825
                                                                         MICHIGAN                  ANNUAL                 923312
                                                                         MISSISSIPPI               GOOD UNTIL SOLD     MF-97-04-094
                                                                         MONTANA                   ANNUAL                  37121
                                                                         NORTH DAKOTA              ANNUAL                  S673
                                                                         NEBRASKA                  ANNUAL                 32,999
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                  3998
                                                                         OKLAHOMA                  ANNUAL               SE-2064113
                                                                         SOUTH DAKOTA              ANNUAL                  10795
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 52700
                                                                         VERMONT                   ANNUAL               4/17/97-15
                                                                         WASHINGTON                GOOD UNTIL SOLD       60000879
                                                                         WISCONSIN                 ANNUAL                331024-03
  HighMark U.S. Government Money Market Fund - Class B Shares
                                                                         ARIZONA                   ANNUAL                  21335
                                                                         DISTRICT OF COLUMB        ANNUAL                60007731
                                                                         IOWA                      ANNUAL                 I-42557
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19982261
                                                                         MAINE                     ANNUAL                  203317
                                                                         MICHIGAN                  ANNUAL                  922645
                                                                         MISSISSIPPI               ANNUAL              MF-98-10-094
                                                                         NORTH DAKOTA              ANNUAL                  W619
                                                                         NEBRASKA                  ANNUAL                 36,542

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 12203
                                                                         OKLAHOMA                  ANNUAL               SE-2062509
                                                                         SOUTH DAKOTA              ANNUAL                  17113
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 55310
                                                                         VERMONT                   ANNUAL              10/15/98-08
                                                                         WASHINGTON                GOOD UNTIL SOLD       60020116
                                                                         WISCONSIN                 ANNUAL                347270-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-33323
  HighMark U.S. Government Money Market Fund - Class S Shares
                                                                         ARIZONA                   ANNUAL                  24637
                                                                         IOWA                      ANNUAL                 I-45390
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19992216
                                                                         MAINE                     ANNUAL                 203059
                                                                         MICHIGAN                  ANNUAL                 931091
                                                                         MISSISSIPPI               ANNUAL              MF-99-10-013
                                                                         NORTH DAKOTA              ANNUAL                  Z375
                                                                         NEBRASKA                  ANNUAL                 39,088
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                  11668
                                                                         OKLAHOMA                  ANNUAL               SE-2071216
                                                                         PUERTO RICO               ANNUAL                 S-21548
                                                                         SOUTH DAKOTA              ANNUAL                  19935
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 60559
                                                                         VERMONT                   ANNUAL               10/05/99-25
                                                                         WASHINGTON                GOOD UNTIL SOLD       60024741
                                                                         WISCONSIN                 ANNUAL                374481-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-36298
  HighMark 100% U.S. Treasury Money Market Fund

                                                                         ALASKA                    OTHER                 60032000
                                                                         ALABAMA                   ANNUAL                 704923
                                                                         ARKANSAS                  ANNUAL                60011524
                                                                         CONNECTICUT               ANNUAL                 207087
                                                                         DELAWARE                  ANNUAL                  4334
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                  41813
                                                                         KANSAS                    ANNUAL              1997S0000037
                                                                         MISSOURI                  ANNUAL               1996-00683
                                                                         MONTANA                   ANNUAL                  35309
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                 S26-11-05
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                 MF10081
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-21052
  HighMark 100% U.S. Treasury Money Market Fund-Class A Shares
                                                                         ARIZONA                   ANNUAL                  15314
                                                                         DISTRICT OF COLUMB        ANNUAL                60007732
                                                                         IOWA                      ANNUAL                 I-36640
                                                                         MASSACHUSETTS             ANNUAL                96-5411-M
                                                                         MARYLAND                  ANNUAL               SM19961127
                                                                         MAINE                     ANNUAL                 203263
                                                                         MICHIGAN                  ANNUAL                 928127
                                                                         MISSISSIPPI               GOOD UNTIL SOLD     MF-96-07-064
                                                                         NORTH DAKOTA              ANNUAL                  P819

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         NEBRASKA                  ANNUAL                 31,480
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                  3999
                                                                         OKLAHOMA                  ANNUAL               SE-2062510
                                                                         SOUTH DAKOTA              ANNUAL                  10796
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 52699
                                                                         VERMONT                   ANNUAL               7/09/96-20
                                                                         WASHINGTON                GOOD UNTIL SOLD       60006572
                                                                         WISCONSIN                 ANNUAL                323910-03
  HighMark 100% U.S. Treasury Money Market Fund-Fiduciary Shrs

                                                                         ARIZONA                   ANNUAL                  17153
                                                                         IOWA                      ANNUAL                 I-38398
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19970569
                                                                         MAINE                     ANNUAL                 212824
                                                                         MICHIGAN                  ANNUAL                  923314
                                                                         MISSISSIPPI               GOOD UNTIL SOLD      MF-97-04-105
                                                                         MONTANA                   ANNUAL                   37774
                                                                         NORTH DAKOTA              ANNUAL                   S671
                                                                         NEBRASKA                  ANNUAL                  33,000
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                   3997
                                                                         OKLAHOMA                  ANNUAL                SE-2064114
                                                                         SOUTH DAKOTA              ANNUAL                   10797
                                                                         TENNESSEE                 ANNUAL                 RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD         C 52698
                                                                         VERMONT                   ANNUAL                4/17/97-14
                                                                         WASHINGTON                GOOD UNTIL SOLD        60000881
                                                                         WISCONSIN                 ANNUAL                 331023-03
  HighMark 100% U.S. Treasury Money Market Fund-Class B Shares
                                                                         DISTRICT OF COLUMB        ANNUAL                 60007738
  HighMark 100% U.S. Treasury Money Market Fund-Class S Shares
                                                                         ARIZONA                   ANNUAL                   24642
                                                                         IOWA                      ANNUAL                  I-45389
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL                SM19992212
                                                                         MAINE                     ANNUAL                  203058
                                                                         MICHIGAN                  ANNUAL                  931092
                                                                         MISSISSIPPI               ANNUAL               MF-99-10-012
                                                                         NORTH DAKOTA              ANNUAL                   Z373
                                                                         NEBRASKA                  ANNUAL                  39,089
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                   11696
                                                                         OKLAHOMA                  ANNUAL                SE-2071217
                                                                         PUERTO RICO               ANNUAL                  S-21549
                                                                         SOUTH DAKOTA              ANNUAL                   19934
                                                                         TENNESSEE                 ANNUAL                 RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD         C 60557
                                                                         VERMONT                   ANNUAL                10/05/99-24
                                                                         WASHINGTON                GOOD UNTIL SOLD        60024742
                                                                         WISCONSIN                 ANNUAL                374480-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD        MF-36297
  HighMark Intermediate-Term Bond Fund Cl. B
                                                                         DISTRICT OF COLUMB        ANNUAL                  60007739

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

  HighMark California Intermediate Tax-Free Bond Fund

                                                                         ALASKA                    OTHER                 02 01574
                                                                         ALABAMA                   ANNUAL
                                                                         ARKANSAS                  ANNUAL                60011528
                                                                         CONNECTICUT               ANNUAL                 1005120
                                                                         DELAWARE                  ANNUAL                  29309
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                  51597
                                                                         KANSAS                    ANNUAL              2000S0000659
                                                                         MISSOURI                  ANNUAL               1996-00683
                                                                         MONTANA                   ANNUAL                  42547
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                 S29-08-00
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                 MF12747
  HighMark CA Intermediate Tax-Free Bond Fund-Fiduciary Shares

                                                                         NEBRASKA                  ANNUAL                 39,656
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL               SE-2074394
  HighMark CA Intermediate Tax-Free Bond Fund - Class A Shares

                                                                         ARIZONA                   ANNUAL                  32767
                                                                         DISTRICT OF COLUMB        ANNUAL                60007740
                                                                         MICHIGAN                  ANNUAL                 922529
                                                                         NEBRASKA                  ANNUAL                 36,533
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL               SE-2072812
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         WISCONSIN                 ANNUAL                365587-03
  HighMark CA Intermediate Tax Free Bond Fund - Class B Shares

                                                                         ARIZONA                   ANNUAL                  24886
                                                                         DISTRICT OF COLUMB        ANNUAL                60007741
                                                                         IOWA                      ANNUAL                 I-45857
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19992675
                                                                         MAINE                     ANNUAL                 205522
                                                                         MICHIGAN                  ANNUAL                 933472
                                                                         MISSISSIPPI               ANNUAL              MF-99-11-183
                                                                         NORTH DAKOTA              ANNUAL                  Z992
                                                                         NEBRASKA                  ANNUAL                 39,476
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 355763
                                                                         OKLAHOMA                  ANNUAL               SE-2072768
                                                                         PUERTO RICO               ANNUAL                 S-22279
                                                                         SOUTH DAKOTA              ANNUAL                  20572
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 61056
                                                                         VERMONT                   ANNUAL               12/16/99-25
                                                                         WASHINGTON                GOOD UNTIL SOLD       60025167
                                                                         WISCONSIN                 ANNUAL                378037-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD        MF-36790
  HighMark Value Momentum Fund

                                                                         ALASKA                    OTHER                  60036770
                                                                         ALABAMA                   ANNUAL                  705366
                                                                         ARKANSAS                  ANNUAL                 60011517
                                                                         CONNECTICUT               ANNUAL                  207100
                                                                         DELAWARE                  ANNUAL                   5229
                                                                         HAWAII                    ANNUAL

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         IDAHO                     ANNUAL                  48367
                                                                         KANSAS                    ANNUAL              1997S0001205
                                                                         MISSOURI                  ANNUAL               1996-00683
                                                                         MONTANA                   ANNUAL                  37676
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                 S27-88-73
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                 MF10938
  HighMark Value Momentum Fund - Class C Shares

                                                                         ARIZONA                   ANNUAL                  24893
                                                                         DISTRICT OF COLUMB        ANNUAL                60007750
                                                                         IOWA                      ANNUAL                 I-45856
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19992671
                                                                         MAINE                     ANNUAL                 205568
                                                                         MICHIGAN                  ANNUAL                 933481
                                                                         MISSISSIPPI               ANNUAL              MF-99-11-187
                                                                         NORTH DAKOTA              ANNUAL                  Z999
                                                                         NEBRASKA                  ANNUAL                 39,489
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 355711
                                                                         OKLAHOMA                  ANNUAL               SE-2072772
                                                                         PUERTO RICO               ANNUAL                 S-22284
                                                                         SOUTH DAKOTA              ANNUAL                  20571
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 61063
                                                                         VERMONT                   ANNUAL               12/16/99-29
                                                                         WASHINGTON                GOOD UNTIL SOLD       60025166
                                                                         WISCONSIN                 ANNUAL                378035-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-36789
  HighMark Value Momentum Fund - Fiduciary Shares

                                                                         ARIZONA                   ANNUAL                  17155
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19970571
                                                                         MICHIGAN                  ANNUAL                 923313
                                                                         MISSISSIPPI               GOOD UNTIL SOLD     MF-97-04-108
                                                                         NEBRASKA                  ANNUAL                 39,490
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL               SE-2062512
                                                                         SOUTH DAKOTA              ANNUAL                  15051
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 52702
                                                                         WASHINGTON                GOOD UNTIL SOLD       60017857
  HighMark Value Momentum Fund - Class A Shares

                                                                         ARIZONA                   ANNUAL                  17156
                                                                         DISTRICT OF COLUMB        ANNUAL                60007751
                                                                         IOWA                      ANNUAL                 I-38397
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19971495
                                                                         MAINE                     ANNUAL                 202227
                                                                         MICHIGAN                  ANNUAL                 930483
                                                                         MISSISSIPPI               GOOD UNTIL SOLD     MF-97-04-101
                                                                         NORTH DAKOTA              ANNUAL                  T661
                                                                         NEBRASKA                  ANNUAL                 33,095
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                  11518


  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         OKLAHOMA                  ANNUAL               SE-2072421
                                                                         SOUTH DAKOTA              ANNUAL                  15049
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 52703
                                                                         VERMONT                   ANNUAL               9/17/97-33
                                                                         WASHINGTON                GOOD UNTIL SOLD       60017851
                                                                         WISCONSIN                 ANNUAL               336426-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-23230
  HighMark Value Momentum Fund - Class B Shares

                                                                         ARIZONA                   ANNUAL                  21336
                                                                         DISTRICT OF COLUMB        ANNUAL                60007752
                                                                         IOWA                      ANNUAL                 I-42559
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19982257
                                                                         MAINE                     ANNUAL                 203314
                                                                         MICHIGAN                  ANNUAL                 922646
                                                                         MISSISSIPPI               ANNUAL              MF-98-10-092
                                                                         NORTH DAKOTA              ANNUAL                  W620
                                                                         NEBRASKA                  ANNUAL                 36,543
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                  12213
                                                                         OKLAHOMA                  ANNUAL               SE-2072422
                                                                         SOUTH DAKOTA              ANNUAL                  17123
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 55311
                                                                         VERMONT                   ANNUAL               10/15/98-05
                                                                         WASHINGTON                GOOD UNTIL SOLD       60020115
                                                                         WISCONSIN                 ANNUAL                347269-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-33326
  HighMark Small Cap Value Fund

                                                                         ALASKA                    OTHER                 60032312
                                                                         ALABAMA                   ANNUAL
                                                                         ARKANSAS                  ANNUAL                60011525
                                                                         CONNECTICUT               ANNUAL                 207101
                                                                         DELAWARE                  ANNUAL                   491
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                  49669
                                                                         KANSAS                    ANNUAL              1999S0000129
                                                                         MISSOURI                  ANNUAL               1996-00683
                                                                         MONTANA                   ANNUAL                  39631
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                 S28-40-09
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                 MF11700
  HighMark Small Cap Value Fund - Class C Shares

                                                                         ARIZONA                   ANNUAL                  24892
                                                                         DISTRICT OF COLUMB        ANNUAL                60007758
                                                                         IOWA                      ANNUAL                 I-45855
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19992670
                                                                         MAINE                     ANNUAL                 205567
                                                                         MICHIGAN                  ANNUAL                 933480
                                                                         MISSISSIPPI               ANNUAL              MF-99-11-188
                                                                         NORTH DAKOTA              ANNUAL                  Z998
                                                                         NEBRASKA                  ANNUAL                 39,487
                                                                         NEW HAMPSHIRE             ANNUAL

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         NEW MEXICO                ANNUAL                 355710
                                                                         OKLAHOMA                  ANNUAL               SE-2072773
                                                                         PUERTO RICO               ANNUAL                 S-22281
                                                                         SOUTH DAKOTA              ANNUAL                  20570
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 61062
                                                                         VERMONT                   ANNUAL               12/16/99-30
                                                                         WASHINGTON                GOOD UNTIL SOLD       60025168
                                                                         WISCONSIN                 ANNUAL                378036-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-36788
  HighMark Small Cap Value Fund - Fiduciary Shares

                                                                         ARIZONA                   ANNUAL                  20914
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19981750
                                                                         MICHIGAN                  ANNUAL                 929077
                                                                         MISSISSIPPI               ANNUAL              MF-98-08-028
                                                                         NEBRASKA                  ANNUAL                 39,488
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL               SE-2068757
                                                                         SOUTH DAKOTA              ANNUAL                  16811
                                                                         TENNESSEE                 ANNUAL                RM02-2353
                                                                         TEXAS                     GOOD UNTIL SOLD        C 56860
                                                                         WASHINGTON                GOOD UNTIL SOLD       60021470
  HighMark Small Cap Value Fund - Class A Shares

                                                                         ARIZONA                   ANNUAL                  20915
                                                                         DISTRICT OF COLUMB        ANNUAL                60007759
                                                                         IOWA                      ANNUAL                 I-42089
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19981749
                                                                         MAINE                     ANNUAL                 201139
                                                                         MICHIGAN                  ANNUAL                 929075
                                                                         MISSISSIPPI               ANNUAL              MF-98-08-029
                                                                         NORTH DAKOTA              ANNUAL                  W269
                                                                         NEBRASKA                  ANNUAL                 36,144
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 350656
                                                                         OKLAHOMA                  ANNUAL               SE-2072423
                                                                         SOUTH DAKOTA              ANNUAL                  16810
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 56858
                                                                         VERMONT                   ANNUAL               8/12/98-03
                                                                         WASHINGTON                GOOD UNTIL SOLD       60021471
                                                                         WISCONSIN                 ANNUAL                352572-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-32793
  HighMark Small Cap Value Fund - Class B Shares

                                                                         ARIZONA                   ANNUAL                  21334
                                                                         DISTRICT OF COLUMB        ANNUAL                60007760
                                                                         IOWA                      ANNUAL                 I-42558
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM19982256
                                                                         MAINE                     ANNUAL                 203316
                                                                         MICHIGAN                  ANNUAL                 929076
                                                                         MISSISSIPPI               ANNUAL              MF-98-10-090
                                                                         NORTH DAKOTA              ANNUAL                  W618
                                                                         NEBRASKA                  ANNUAL                 36,145
                                                                         NEW HAMPSHIRE             ANNUAL

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         NEW MEXICO                ANNUAL                  12214
                                                                         OKLAHOMA                  ANNUAL               SE-2072424
                                                                         SOUTH DAKOTA              ANNUAL                  17121
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 56859
                                                                         VERMONT                   ANNUAL               10/15/98-03
                                                                         WASHINGTON                GOOD UNTIL SOLD       60021472
                                                                         WISCONSIN                 ANNUAL                352571-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-33328
  HighMark Core Equity Fund

                                                                         ALASKA                    OTHER                 60031864
                                                                         ALABAMA                   ANNUAL
                                                                         ARKANSAS                  ANNUAL                60011530
                                                                         CONNECTICUT               ANNUAL                 1008610
                                                                         DELAWARE                  ANNUAL                  30352
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                  52549
                                                                         KANSAS                    ANNUAL               2000S0001611
                                                                         MISSOURI                  ANNUAL                1996-00683
                                                                         MONTANA                   ANNUAL                   43954
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                  MF13170
  HighMark Core Equity Fund - Class A Shares

                                                                         ARIZONA                   ANNUAL                   27580
                                                                         DISTRICT OF COLUMB        ANNUAL                 60007761
                                                                         IOWA                      ANNUAL                  I-47918
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL                SM20001850
                                                                         MAINE                     ANNUAL                  116357
                                                                         MICHIGAN                  ANNUAL                  927105
                                                                         MISSISSIPPI               ANNUAL               MF-00-06-397
                                                                         NORTH DAKOTA              ANNUAL                   AC611
                                                                         NEBRASKA                  ANNUAL                  40,927
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                   7404
                                                                         OKLAHOMA                  ANNUAL                SE-2066894
                                                                         SOUTH DAKOTA              ANNUAL                   23087
                                                                         TENNESSEE                 ANNUAL                 RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD         C 65922
                                                                         VERMONT                   ANNUAL                7/11/00-27
                                                                         WASHINGTON                GOOD UNTIL SOLD        60027200
                                                                         WISCONSIN                 ANNUAL                 391132-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD        MF-39024
  HighMark Core Equity Fund - Class B Shares

                                                                         ARIZONA                   ANNUAL                  27581
                                                                         DISTRICT OF COLUMB        ANNUAL                 60007762
                                                                         IOWA                      ANNUAL                  I-47919
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM20001847
                                                                         MAINE                     ANNUAL                 116358
                                                                         MICHIGAN                  ANNUAL                 927106
                                                                         MISSISSIPPI               ANNUAL              MF-00-06-396
                                                                         NORTH DAKOTA              ANNUAL                  AC612
                                                                         NEBRASKA                  ANNUAL                 40,928

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                  7405
                                                                         OKLAHOMA                  ANNUAL               SE-2066895
                                                                         SOUTH DAKOTA              ANNUAL                  23088
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 65923
                                                                         VERMONT                   ANNUAL               7/11/00-26
                                                                         WASHINGTON                GOOD UNTIL SOLD       60027201
                                                                         WISCONSIN                 ANNUAL               391131-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-39025
  HighMark Core Equity Fund - Class C Shares

                                                                         DISTRICT OF COLUMB        ANNUAL                60007768
                                                                         NEBRASKA                  ANNUAL                 40,929
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL               SE-2066896
  HighMark Core Equity Fund - Fiduciary Shares

                                                                         ARIZONA                   ANNUAL                  27337
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM20001620
                                                                         MICHIGAN                  ANNUAL                 925998
                                                                         MISSISSIPPI               ANNUAL              MF-00-06-128
                                                                         NEBRASKA                  ANNUAL                 40,736
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         OKLAHOMA                  ANNUAL               SE-2065832
                                                                         SOUTH DAKOTA              ANNUAL                  22097
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 63100
                                                                         WASHINGTON                GOOD UNTIL SOLD       60026960
  HighMark Small Cap Growth Fund

                                                                         ALASKA                    ANNUAL                60038544
                                                                         ALABAMA                   ANNUAL
                                                                         ARKANSAS                  ANNUAL                60011531
                                                                         CONNECTICUT               ANNUAL                 1013147
                                                                         DELAWARE                  ANNUAL                   31635
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                   53785
                                                                         KANSAS                    ANNUAL               2001S0001074
                                                                         KENTUCKY                  ANNUAL                  M40859
                                                                         LOUISIANA                 ANNUAL                   85102
                                                                         MISSOURI                  ANNUAL                1996-00638
                                                                         MONTANA                   ANNUAL                   45783
                                                                         NEW JERSEY                ANNUAL                 BEM-0532
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                  S29-64-53
                                                                         OHIO                      OTHER                    37001
                                                                         OREGON                    ANNUAL                 2001-211
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                  MF13743
                                                                         UTAH                      ANNUAL                006-7611-09
  HighMark Small Cap Growth Fund - Class A Shares

                                                                         ARIZONA                   ANNUAL                   29966
                                                                         IOWA                      ANNUAL                  I-50073
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL                SM20010412
                                                                         MAINE                     ANNUAL                  209136
                                                                         MICHIGAN                  ANNUAL                  920675
                                                                         MISSISSIPPI               ANNUAL               MF-01-02-048

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         NORTH DAKOTA              ANNUAL                  AE099
                                                                         NEBRASKA                  ANNUAL                 43,163
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 581___
                                                                         OKLAHOMA                  ANNUAL               SE-2062690
                                                                         SOUTH DAKOTA              ANNUAL                  24544
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 65585
                                                                         VERMONT                   ANNUAL               2/13/01-13
                                                                         WASHINGTON                GOOD UNTIL SOLD       60029327
                                                                         WISCONSIN                 ANNUAL               405337-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-41303
  HighMark Small Cap Growth Fund - Fiduciary Shares

                                                                         ARIZONA                   ANNUAL                  29965
                                                                         KENTUCKY                  ANNUAL                 M40858
                                                                         LOUISIANA                 ANNUAL                  85101
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM20010415
                                                                         MICHIGAN                  ANNUAL                 920676
                                                                         MISSISSIPPI               ANNUAL              MF-01-02-047
                                                                         NEBRASKA                  ANNUAL                 43,166
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW JERSEY                ANNUAL                BEM-0533
                                                                         OHIO                      OTHER                   37002
                                                                         OKLAHOMA                  ANNUAL               SE-2062691
                                                                         OREGON                    ANNUAL                2001-213
                                                                         SOUTH DAKOTA              ANNUAL                  24547
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 65588
                                                                         UTAH                      ANNUAL               006-7610-96
                                                                         WASHINGTON                GOOD UNTIL SOLD       60029328
  HighMark Small Cap Growth Fund - Class C Shares

                                                                         ARIZONA                   ANNUAL                  29964
                                                                         IOWA                      ANNUAL                 I-50075
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM20010414
                                                                         MAINE                     ANNUAL                 209137
                                                                         MICHIGAN                  ANNUAL                 920677
                                                                         MISSISSIPPI               ANNUAL              MF-01-02-046
                                                                         NORTH DAKOTA              ANNUAL                  AE101
                                                                         NEBRASKA                  ANNUAL                 43,165
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 583___
                                                                         OKLAHOMA                  ANNUAL               SE-2062692
                                                                         SOUTH DAKOTA              ANNUAL                  24546
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 65587
                                                                         VERMONT                   ANNUAL               2/13/01-12
                                                                         WASHINGTON                GOOD UNTIL SOLD       60029326
                                                                         WISCONSIN                 ANNUAL               405336-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-41301
  HighMark Small Cap Growth Fund - Class B Shares

                                                                         ARIZONA                   ANNUAL                  29958
                                                                         DISTRICT OF COLUMB        ANNUAL                60007769
                                                                         IOWA                      ANNUAL                 I-50074
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM20010413

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         MAINE                     ANNUAL                 209138
                                                                         MICHIGAN                  ANNUAL                 920673
                                                                         MISSISSIPPI               ANNUAL              MF-01-02-045
                                                                         NORTH DAKOTA              ANNUAL                  AE100
                                                                         NEBRASKA                  ANNUAL                 43,164
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 582___
                                                                         OKLAHOMA                  ANNUAL               SE-2062693
                                                                         SOUTH DAKOTA              ANNUAL                  24545
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 65586
                                                                         VERMONT                   ANNUAL               2/13/01-11
                                                                         WASHINGTON                GOOD UNTIL SOLD       60029330
                                                                         WISCONSIN                 ANNUAL               405338-03
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-41302
  HighMark National Intermediate Tax-Free Bond Fund

                                                                         ALASKA                    OTHER                 60042173
                                                                         ALABAMA                   ANNUAL
                                                                         ARKANSAS                  ANNUAL                60002584
                                                                         CONNECTICUT               ANNUAL                 1021770
                                                                         DELAWARE                  ANNUAL                  42732
                                                                         HAWAII                    ANNUAL
                                                                         IDAHO                     ANNUAL                  55776
                                                                         KANSAS                    ANNUAL              2003S0000361
                                                                         MISSOURI                  ANNUAL               1996-00683
                                                                         MONTANA                   ANNUAL                  49184
                                                                         NEVADA                    ANNUAL
                                                                         NEW YORK                  OTHER                 S30-23-02
                                                                         RHODE ISLAND              ANNUAL
                                                                         SOUTH CAROLINA            ANNUAL                 MF14666
  HighMark National Intermediate Tax-Free Bond Fund - Class A
                                                                         ARIZONA                   ANNUAL                  34223
                                                                         DISTRICT OF COLUMB        ANNUAL                60017615
                                                                         IOWA                      ANNUAL                 I-54049
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM20021907
                                                                         MAINE                     ANNUAL                 301282
                                                                         MICHIGAN                  ANNUAL                 938750
                                                                         MISSISSIPPI               ANNUAL              MF-02-10-084
                                                                         NORTH DAKOTA              ANNUAL                  AJ190
                                                                         NEBRASKA                  ANNUAL
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 355001
                                                                         OKLAHOMA                  ANNUAL               SE-2075226
                                                                         SOUTH DAKOTA              ANNUAL                  28273
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 70136
                                                                         VERMONT                   ANNUAL               10/21/02-05
                                                                         WASHINGTON                GOOD UNTIL SOLD       60033409
                                                                         WISCONSIN                 ANNUAL                 442145
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-45825
  HighMark National Intermediate Tax-Free Bond Fund - Class B
                                                                         ARIZONA                   ANNUAL                  34224
                                                                         DISTRICT OF COLUMB        ANNUAL                60017616
                                                                         IOWA                      ANNUAL                 I-54050
                                                                         MASSACHUSETTS             ANNUAL

  FUND NAME                                                              STATE                     REGISTRATION        FILE NUMBER

                                                                         MARYLAND                  ANNUAL               SM20021906
                                                                         MAINE                     ANNUAL                 301281
                                                                         MICHIGAN                  ANNUAL                 938751
                                                                         MISSISSIPPI               ANNUAL              MF-02-10-083
                                                                         NORTH DAKOTA              ANNUAL                  AJ191
                                                                         NEBRASKA                  ANNUAL
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 355002
                                                                         OKLAHOMA                  ANNUAL               SE-2075227
                                                                         SOUTH DAKOTA              ANNUAL                  28274
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 70145
                                                                         VERMONT                   ANNUAL               10/21/02-06
                                                                         WASHINGTON                GOOD UNTIL SOLD       60033407
                                                                         WISCONSIN                 ANNUAL                 442144
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD       MF-45824
  HighMark National Intermediate Tax-Free Bd Fd - Fiduciary Sh

                                                                         ARIZONA                   ANNUAL                  34225
                                                                         DISTRICT OF COLUMB        ANNUAL                60017617
                                                                         IOWA                      ANNUAL                 I-54051
                                                                         MASSACHUSETTS             ANNUAL
                                                                         MARYLAND                  ANNUAL               SM20021905
                                                                         MAINE                     ANNUAL                 301280
                                                                         MICHIGAN                  ANNUAL                 938752
                                                                         MISSISSIPPI               ANNUAL              MF-02-10-082
                                                                         MONTANA                   ANNUAL                  49185
                                                                         NORTH DAKOTA              ANNUAL                  AJ192
                                                                         NEBRASKA                  ANNUAL
                                                                         NEW HAMPSHIRE             ANNUAL
                                                                         NEW MEXICO                ANNUAL                 355003
                                                                         OKLAHOMA                  ANNUAL               SE-2075228
                                                                         SOUTH DAKOTA              ANNUAL                  28272
                                                                         TENNESSEE                 ANNUAL                RM03-2312
                                                                         TEXAS                     GOOD UNTIL SOLD        C 70146
                                                                         VERMONT                   ANNUAL               10/21/02-07
                                                                         WASHINGTON                GOOD UNTIL SOLD        60033408
                                                                         WISCONSIN                 ANNUAL                  442143
                                                                         WEST VIRGINIA             GOOD UNTIL SOLD        MF-45822


   ------------------------------------------------------------------------
    Work Order #:                 Issuing Office:           SAN FRANCISCO
   ------------------------------------------------------------------------






  September 30, 2004

  Securities and Exchange Commission
  Attn: Filing Desk, Stop 1-4
  450 Fifth Street, N.W
  Washington, DC 20549

  RE:   Rule 17f-2
        HighMark Funds
        Registration No.811-05059/33-12608, CIK No. 0000811527

  Ladies and Gentlemen:

  On behalf of our client HIGHMARK FUNDS, we are filing electronically one copy of the EDGARized version of our examination report dated September 10, 2004 submitted pursuant to the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of July 30, 2004.

  Yours truly,


  /s/ Deloitte & Touche LLP


  San Francisco, California


  Enclosure